Exhibit 99.1

American Eagle Energy Inc. Announces Working Interest Exchange

Billings, Montana; June 18, 2010 – American Eagle Energy Inc. (OTCBB:AMZG; “AEE”, or the “Company”) announced that it has entered into an agreement with Eternal Energy Corp. (OTCBB:EERG, “Eternal”) to exchange 50% of its working interest in approximately 6,239 net acres located in Divide County, North Dakota (the “Spyglass Prospect”), for a 50% working interest in approximately 4,320 net acres located in southeastern Saskatchewan (the “Hardy Prospect”) and an existing, shut-in well bore.  The transaction is expected to close on June 25, 2010.  AEE and Eternal have further agreed to execute an operating agreement in the next 30 days, under which Eternal will manage and oversee all future exploration and production activities for both the Hardy and Spyglass Prospects.

“We are thrilled to be partnering with Eternal Energy Corp. in the Hardy and Spyglass Prospects,” stated Dick Findley, AEE’s President and CEO.  “The combination of our geological expertise with Eternal’s technical and financial resources will enable us to move forward with our exploration of the Spyglass Prospect, as well as enable us to participate in the Hardy Prospect, an area that is known to contain proven oil reserves.  We look forward to announcing drilling plans in the very near future.”

About American Eagle Energy Inc.:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 under the name Yellow Hill Energy Inc., to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley
American Eagle Energy Inc.
303-798-5235